Exhibit 10.2

AMENDEDMENT TO LUXURBAN HOTELS INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Robert Arigo (the “Executive”), effective as of December 20, 2024 (the “Effective Date”) and amends the Employment Agreement (the “Agreement”) between the Company and Executive dated June 10, 2024

WHEREAS, the Company desires to modified by the terms of employment of the Executive as set forth in this Amendment; and

WHEREAS, the Executive agrees to such modifications s set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	The Agreement is modified and amended such that all references to Executive as “Chief Executive Officer” shall be deemed modified and changed to “Chief Operating Officer.”

2.	The Agreement is modified and amended such that all share number references give effect to any and all stock splits effected by the Company during the Term

3.	Section 1(a) of the Agreement is amended and restated in entirety as follows:

“(a) General. The Executive shall serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer and the Board of Directors. The Executive is allowed to work remotely (the “Remote Location”) and as needed travel for the benefit of the Company. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the Company. The Executive shall perform his or her duties and responsibilities hereunder to the best of his or her abilities and in a diligent, trustworthy, business-like and efficient manner.

4.	Section 1(d) is hereby added to Section 1 of this Agreement:

“(d) It is acknowledged and agreed that only the Chief Financial Officer and Chief Development Officer of the Company have authority to (a) approve and execute financial transactions, including but not limited to payments, contracts, and vendor agreements, (b) manage the Company’s bank accounts, including initiating transfers, overseeing compliance with internal policies, and monitoring cash flow, (c) prepare and present budgets, financial reports, and forecasts for periodic review by the Board of Directors, and (d) negotiate and execute financial agreements necessary for the Company’s operations, within the parameters and guidelines approved by the Board, and that the Chief Operating Officer does not possess any authority with respect to the foregoing.

5.	Section 3(d) of the Agreement is amended and restated in entirety as follows:

“(d) Expenses. As well, the Executive shall be entitled to reimbursement of business expenses from the Company that are incurred in the ordinary course of business including travel from the Executive’s Remote Location for Company matters subject to the prior approval of the Chief Financial Officer and submission of reasonable supporting documentation. If possible, the Executive shall stay at Company properties and if travel distances are lengthy the Executive may choose a higher class of services. The Company shall reimburse the Executive for all cellular phone service costs incurred by him during the Term for business purposes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the Effective Date.

EXECUTIVE:

ROBERT ARIGO

LUXURBAN HOTELS INC.

By:
Name:	Michael James
Title:	Chief Financial Officer